[Letterhead of Jones, Jensen & Company]








U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of World Internetworks, Inc., a Nevada corporation (the "Registrant"), SEC File No.033-05844-NY, to be filed on or about October 27, 1999, covering the registration and issuance of 262,500 shares of common stock to six individual consultants


Ladies and Gentlemen:

          We hereby consent to the use of our report for the fiscal years ended February 28, 1999 and 1998, dated August 23, 1999, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/Jones, Jensen & Company
Salt Lake City, Utah
October 29, 1999